Exhibit 99.1

Deckers Brands Reports Third Quarter Fiscal 2016 Financial Results

Third Quarter Net Sales Increased 3.6% on a Constant Currency Basis; Up 1.4% on a Reported Basis

Third Quarter Diluted Earnings per Share Improved to $4.78

Company Announces Cost Savings Initiatives and Brand Management Realignment

GOLETA, Calif., Feb. 4, 2016 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the third quarter of fiscal 2016, which ended December 31, 2015.

Third Quarter Fiscal 2016 Financial Review

  Net sales increased 3.6% on a constant currency basis. On a reported basis, net sales increased 1.4% to a record $795.9 million compared to $784.7 million for the same period last year.
  Gross margin was 49.1% compared to 52.9% for the same period last year.
  SG&A expense as a percentage of sales was 23.7% compared to 25.6% for the same period last year.
  Diluted earnings per share was $4.78 compared to $4.50 for the same period last year, an increase of 6.2%. On a constant currency basis, diluted earnings per share increased 13.6%.

"Our third quarter was more challenging than we expected as warm weather and weak store traffic across retail pressured demand," commented Angel Martinez, Chief Executive Officer and Chair of the Board of Directors. "While we have made significant progress diversifying our brands and product lines and transforming our organization over the past several years, we recognize the need to accelerate elements of our long-term strategy. To do this, we are streamlining our organization so we can dedicate more resources to our largest market opportunities. We are targeting approximately $35 million in annualized run rate expense savings from office consolidations, realignment of our brand management, and select retail store closings. We plan to invest approximately $10 million of this savings back into the business. We are confident these changes will increase profitability and improve shareholder returns."

Brand Office Consolidation
Deckers is moving the Sanuk® brand's operations to its global headquarters in Goleta to enhance the brand's growth prospects and is closing the Sanuk office in Irvine, California. Deckers is also closing the Ahnu® office outside San Francisco as it seeks strategic alternatives aimed at optimizing the value of the Ahnu brand.

Brand Management Realignment
The company is realigning its brands across two groups, Fashion Lifestyle and Performance Lifestyle. The Fashion Lifestyle group will encompass UGG® and Koolaburra® brands. The Performance Lifestyle group will house Teva®, Sanuk® and HOKA One One® brands.

Retail Store Fleet Optimization
The company has identified 20 retail stores that are candidates for closure and is engaging a retail consulting firm to assist in assessing and implementing additional retail operational improvements as it continues to strengthen its global store fleet.

Brand Summary

  UGG® brand net sales for the third quarter increased 1.0% to $743.2 million compared to $736.0 million for the same period last year. On a constant currency basis, net sales increased approximately 3.3%. The increase in net sales was primarily driven by an increase in global Direct-to-Consumer (DTC) sales and domestic wholesale sales, partially offset by a decrease in international wholesale and distributor sales.
  Teva® brand net sales for the third quarter increased 3.2% to $14.1 million compared to $13.6 million for the same period last year. On a constant currency basis, net sales increased approximately 4.1%. The increase in net sales was primarily driven by an increase in international distributor sales, partially offset by a decrease in domestic wholesale sales.
  Sanuk® brand net sales for the third quarter decreased 17.0% to $17.0 million compared to $20.5 million for the same period last year. The decrease in net sales was driven by a decrease in global wholesale and international distributor sales, partially offset by an increase in global DTC sales.
  Combined net sales of the Company's other brands increased 48.4% to $21.6 million compared to $14.6 million for the same period last year. The increase was primarily attributable to a $6.7 million increase in net sales for the HOKA ONE ONE® brand compared to the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale and distributor sales for the third quarter decreased 0.1% to $444.6 million compared to $445.1 million for the same period last year. On a constant currency basis, sales increased approximately 2.0%. The decrease in reported sales was driven by a decrease in international wholesale and distributor sales due to foreign currency fluctuations, partially offset by an increase in domestic wholesale sales.
  DTC sales for the third quarter increased 3.4% to $351.3 million compared to $339.6 million for the same period last year. On a constant currency basis, sales increased 5.8%. DTC comparable sales decreased 0.9% over the same period last year, primarily driven by a decrease in tourist traffic in the U.S. as a result of the strengthening U.S. dollar.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic sales for the third quarter increased 3.2% to $543.3 million compared to $526.3 million for the same period last year.
  International sales for the third quarter decreased 2.2% to $252.6 million compared to $258.4 million for the same period last year. On a constant currency basis, sales increased 4.5%.

Gross Margin
Gross margin was 49.1% in the third quarter compared to 52.9% for the same period last year. The decline in gross margin was driven by greater than planned promotional activity and a 110 basis point impact from foreign exchange headwinds caused by the strengthening of the U.S. Dollar.

Balance Sheet
At December 31, 2015, cash and cash equivalents were $263.0 million compared to $369.4 million at December 31, 2014. The Company had $23.5 million in outstanding borrowings at December 31, 2015 compared to $5.4 million at December 31, 2014. The change in cash and cash equivalents and outstanding borrowings is primarily attributable to cash used for share repurchases, inventory and capital investments, partially offset by cash provided by operating activities.

Inventories at December 31, 2015 increased 26.1% to $370.6 million compared to $293.9 million at December 31, 2014. By brand, at December 31, 2015, UGG inventory increased 31.8% to $287.4 million, Teva inventory increased 36.9% to $29.0 million, Sanuk inventory decreased 5.4% to $23.2 million, and the other brands' inventory increased 2.6% to $31.1 million. The majority of the increased inventory consisted of UGG styles that are being carried over to next season.

Full Fiscal 2016 Outlook for the Twelve Month Period Ending March 31, 2016

  The Company now expects fiscal 2016 constant currency revenues to be approximately $1.91 billion, reflecting a 5.0% increase over the twelve month period ended March 31, 2015. On a reported basis, revenues are expected to be $1.86 billion, or an increase of 2.4%.
  Gross margin for fiscal 2016 is expected to be approximately 46%, down 230 basis points from fiscal 2015 as a result of a stronger U.S. dollar and higher than expected promotional activity, partially offset by lower sheepskin costs and favorable changes in the Company's channel mix. The foreign exchange headwind on gross margin is expected to be approximately 140 basis points.
  SG&A expense as a percentage of sales is projected to be approximately 35.7% on a reported basis, compared to 36.0% in fiscal 2015.
  The Company expects fiscal 2016 diluted earnings per share to be approximately $5.15 on a constant currency basis, reflecting an increase of 10.5% over the twelve month period ended March 31, 2015. On a reported basis, earnings per share are expected to be approximately $4.49, or a decrease of 3.6%. This guidance excludes any potential charges for the reorganization and store restructuring.

Fourth Quarter Fiscal 2016 Outlook for the Three Month Period Ending March 31, 2016

  The Company now expects fourth quarter fiscal 2016 constant currency revenues to be up approximately 7.9% over the same period last year and up approximately 7.2% on a reported basis.  Diluted earnings per share are expected to be $0.07 on a reported basis compared to diluted earnings per share of $0.04 for the same period last year.  This guidance excludes any potential charges for the reorganization and store restructuring.
  The Company projects fourth quarter fiscal 2016 gross margin to be 45.5% compared to 44.7% for the same period last year, and SG&A as a percent of sales to be 44.4% compared to 44.5% for the same period last year.

Conference Call Information
The Company's conference call to review the results for the third quarter fiscal 2016 will be broadcast live today, Thursday, February 4, 2016 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor Information" tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, Teva®, Sanuk®, Ahnu®, HOKA ONE ONE®, and KOOLABURRA®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our future or assumed financial results (on an actual basis and constant currency basis) , including revenues, gross margins, expenses, and earnings per share; the timing and impact of our strategic decisions and business transformation plans, including brand consolidations, brand management realignment, and retail store fleet optimization; and the expansion of our product offerings. We have attempted to identify forward-looking statements by using words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "should", "will", or "would", and similar expressions or the negative of these expressions.

Forward-looking statements represent our management's current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as well as in our other filings with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	March 31,
Assets	2015	2015

Current assets:
Cash and cash equivalents	$263,009	225,143
Trade accounts receivable, net	195,323	143,105
Inventories	370,608	238,911
Prepaid expenses	17,783	15,141
Other current assets	56,096	35,057
Income taxes receivable	-	15,170
Deferred tax assets	8,556	14,066
Total current assets	911,375	686,593

Property and equipment, net	245,400	232,317
Goodwill	127,934	127,934
Other intangible assets, net	85,220	87,743
Deferred tax assets	15,105	15,017
Other assets	23,117	20,329

Total assets	$1,408,151	1,169,933

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$23,544	5,383
Trade accounts payable	192,244	85,714
Accrued payroll	14,330	27,300
Other accrued expenses	58,297	41,066
Income taxes payable	15,596	6,858
Value added tax (VAT) payable	15,898	1,221
Total current liabilities	319,909	167,542

Long-term liabilities:
Mortgage payable	32,770	33,154
Income tax liability	6,204	5,087
Deferred rent obligations	16,612	15,663
Other long-term liabilities	14,148	11,475
Total long-term liabilities	69,734	65,379

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	324	333
Additional paid-in capital	164,413	158,777
Retained earnings	875,151	798,370
Accumulated other comprehensive loss	(21,380)	(20,468)
Total stockholders' equity	1,018,508	937,012

Total liabilities and equity	$1,408,151	1,169,933

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$795,902	784,678	$1,496,562	1,476,420
Cost of sales	404,885	369,539	804,836	750,636
Gross profit	391,017	415,139	691,726	725,784

Selling, general and administrative expenses	188,517	200,558	501,721	502,102
Income from operations	202,500	214,581	190,005	223,682

Other expense, net	1,842	1,265	4,187	3,494
Income before income taxes	200,658	213,316	185,818	220,188

Income tax expense	43,737	56,610	39,847	59,814
Net income	156,921	156,706	145,971	160,374

Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on foreign currency hedging	1,417	(682)	981	759
Foreign currency translation adjustment	(3,568)	(6,647)	(1,893)	(11,147)
Total other comprehensive (loss) income	(2,151)	(7,329)	(912)	(10,388)
Comprehensive income	$154,770	149,377	$145,059	149,986

Net income per share:
Basic	$4.85	4.54	$4.47	4.64
Diluted	$4.78	4.50	$4.40	4.59

Weighted-average common shares outstanding:
Basic	32,341	34,537	32,655	34,598
Diluted	32,843	34,853	33,157	34,912

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